EXHIBIT 3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 27, 2014 (the “Effective Date”) by and among Bernard Zimmerman & Company (“BZ&C”), Bernard Zimmerman, a Connecticut resident (“Zimmerman” and, collectively with BZ&C, the “Stockholder”) and Frederick L. Farrar, an Indiana resident (“Farrar”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FCCC, Inc., a Connecticut corporation f/k/a First Connecticut Capital Corporation (the “Company”) has entered into a Securities Purchase Agreement (as the same may be amended from time to time, the “Purchase Agreement”), providing for, among other things, the sale of 1,900,000 shares of Company common stock to the Purchasers named on the signature page thereto (collectively, the “Purchasers”);

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, the Purchasers have required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Purchasers to enter into the Purchase Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the 241,800 shares of common stock of the Company beneficially owned by Stockholder (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Representations of BZ&C; Zimmerman.

(a) BZ&C represents and warrants to Farrar that, as of the Effective Date, it owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) all of the Original Shares free and clear of all encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which BZ&C is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares. BZ&C does not beneficially own any shares of Company Common Stock other than the Original Shares.

(b) Zimmerman represents and warrants to Farrar that, as of the Effective Date, he does not beneficially own any shares of common stock of the Company other than the Original Shares, which he beneficially owns exclusively through BZ&C.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) If, during the term of this Agreement, stockholders of the Company are requested (i) to vote in connection with a meeting of stockholders initiated or called by or on behalf of one or more stockholders and not by voluntary action of the Board of Directors (ii) to vote in connection with an item of business initially proposed by or on behalf of one or more stockholders and not pursuant to a voluntary action of the Board of Directors or (iii) to execute any written consent solicited by or on behalf of one or more stockholders of the Company, then Stockholder agrees to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents each as instructed by Farrar. If no instructions are provided by Farrar, then Stockholder will cause the Shares to be counted as abstaining from all requested actions.

(b) Each of BZ&C and Zimmerman hereby appoint Farrar and any designee of Farrar, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Each of BZ&C and Zimmerman shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each of them shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by them with respect to the Shares. The power of attorney granted by BZ&C and Zimmerman herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of either of them. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Farrar.

5. Transfer and Encumbrance. Stockholder agrees that during the term of this Agreement, Stockholder will not (except as set forth below), directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, Stockholder may Transfer an aggregate of up to 50% of the Original Shares (a) to The Joyce & Bernie Zimmerman Foundation, a Delaware non-profit corporation, (b) to any member of Stockholder’s immediate family, (c) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (d) upon the death or dissolution of Stockholder or (e) pursuant to a bona fide gift by Stockholder to an unrelated third party (collectively, “Permitted Transfers”); provided, that a Permitted Transfer referred to in parts (a), (b), (c) and (d) of this sentence, shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Farrar, to be bound by all of the terms of this Agreement.

6. Additional Shares. Stockholder agrees that all shares of common stock of the Company that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. Termination. This Agreement shall terminate upon the date that is the eighteen-month anniversary of the date of the Closing Date. Notwithstanding the foregoing, if the Purchase Agreement is terminated before a Closing has occurred thereunder, then this Agreement will terminate immediately and be of no further force or effect.

8. No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Connecticut without giving effect to conflict of laws provisions.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(b).

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(f) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Purchase Agreement is executed and delivered by all parties thereto, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(g) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Farrar may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of his Affiliates. Any assignment contrary to the provisions of this Section 11(g) shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BERNARD ZIMMERMAN & COMPANY, INC.

By:	/s/ Bernard Zimmerman
Bernard Zimmerman
President

/s/ Bernard Zimmerman
Bernard Zimmerman

/s/ Frederick L. Farrar
Frederick L. Farrar